SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  May 13, 1998


                              STOCKER & YALE, INC.
             (Exact name of Registrant as specified in its charter)


         Massachusetts                 0-5460                  04-2114473
(State or other jurisdiction     (Commission File           (I.R.S. Employer
      of incorporation)                Number)              Identification No.)


                  32 Hampshire Road, Salem, New Hampshire 03079
             (Address of principal executive offices and zip code)


               Registrant's telephone number, including area code:
                                 (603) 893-8778

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Item 2.  Acquisition or Disposition of Assets.

     As of May 13, 1998, Stocker & Yale, Inc. (the "Company") acquired Lasiris, Inc., a Canadian manufacturer of industrial lasers for the machine vision and industrial inspection industries. The Company acquired Lasiris through Lasiris Holdings, Inc., a newly-formed New Brunswick corporation and a subsidiary of the Company ("LHI") for a total purchase price of approximately $5.3 million ($7.7 million (CDN)). The purchase price was paid 40% in shares of LHI's capital stock which is exchangeable for shares of the Company's common stock and the balance in cash. The Company financed the cash portion of the consideration through (i) a private placement of 350,000 shares of the Company's common stock at a price per share of $3.50, (ii) a loan in the amount of $750,000 from Danvers Savings Bank which is secured by a second mortgage interest in the Company's headquarters, (iii) a loan to Lasiris of approximately $800,000 pursuant to a credit agreement with the Toronto Dominion Bank and (iv) cash available to the Company upon the prepayment by Beverly Hospital Corp. of obligations owed to the Company. The Company intends to operate Lasiris as a wholly-owned Canadian subsidiary. The Company's management believes that Lasiris' business fits with the Company's corporate strategy to build an industrial lighting company which offers customers one-stop shopping for industrial lighting solutions for the industrial inspection market, including both machine vision and microscopy industries.

     Lasiris was founded in 1985 to offer technical and scientific expertise in lasers, optics, and holography. Through a number of research and development contracts, Lasiris began in 1990 to design a wide range of laser pattern projectors for industrial inspection and machine vision. Since 1995, Lasiris has maintained an annual growth rate of approximately 60% and has offered an expanding range of innovative optics and laser products. Lasiris has consistently invested a significant percentage of its revenues in research and development and holds a variety of patents and trademarks. Lasiris operates out of an approximately 20,000 sq. ft. leased facility in Saint-Laurent, outside Montreal, Quebec, and employs approximately 50 people. Alain Beauregard, President of Lasiris, has agreed to join the Company's Board of Directors.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Business Acquired. It is impractical at the time of filing this report to provide the required financial statements of the business acquired. Required financial statements will be filed as soon as practicable, but not later than 60 days after this report must be filed.

     (b) Pro Forma Financial Information. It is impractical at the time of filing this report to provide the required pro forma financial information. Required pro forma financial information will be filed as soon as practicable, but not later than 60 days after this report must be filed.

     (c) Exhibits

2.1 Offer of Purchase and Sale by and among Stocker & Yale, Inc., Lasiris, Inc., the stockholders of Lasiris, Inc. and certain other parties named therein, dated March 14, 1998.

10.1 Voting, Support and Exchange Agreement between Lasiris Holding, Inc., Stocker & Yale, Inc. and the stockholders of Lasiris, Inc. and certain other parties named therein, dated as of May 13, 1998.

10.2 Employment Agreement by and among Lasiris, Inc., Stocker & Yale, Inc. and Alain Beauregard, dated as of May 13, 1998.

10.3 Employment Agreement by and among Lasiris, Inc., Stocker & Yale, Inc. and Luc Many, dated as of May 13, 1998.

10.4  Lasiris, Inc. Executive Incentive Compensation Plan

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       STOCKER & YALE, INC.
                                       (Registrant)


                                          By: /s/ Susan A.H. Sundell
                                              ----------------------
Date: May 27, 1998                            Susan A. H. Sundell
                                              Senior Vice President, Finance

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                                  EXHIBIT INDEX
                                  -------------

2.1 Offer of Purchase and Sale by and among Stocker & Yale, Inc., Lasiris, Inc., the stockholders of Lasiris, Inc. and certain other parties named therein, dated March 14, 1998.

10.1 Voting, Support and Exchange Agreement between Lasiris Holding, Inc., Stocker & Yale, Inc. and the stockholders of Lasiris, Inc. and certain other parties named therein, dated as of May 13, 1998.

10.2 Employment Agreement by and among Lasiris, Inc., Stocker & Yale, Inc. and Alain Beauregard, dated as of May 13, 1998.

10.3 Employment Agreement by and among Lasiris, Inc., Stocker & Yale, Inc. and Luc Many, dated as of May 13, 1998.

10.4  Lasiris, Inc. Executive Incentive Compensation Plan


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